UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2009

CARDINAL ETHANOL, LLC
 (Exact name of registrant as specified in its charter)

Indiana	000-53036	20-2327916
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1554 N. County Road 600 E., Union City, IN	47390
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (765)-964-3137

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 23, 2009, Dale A. Schwieterman, a director of Cardinal Ethanol, LLC (the “Company”), was appointed as the interim principal financial and accounting officer of the Company. The effective date of the appointment is October 31, 2009. As the interim principal financial and accounting officer, Mr. Schwieterman has assumed the duties of the office of the Company’s Chief Financial Officer. The effective date of Mr. Schwieterman’s appointment coincides with the resignation of the Company’s former Chief Financial Officer on October 31, 2009, as previously announced by the Company on November 2, 2009. Mr. Schwieterman’s appointment may be terminated at any time.

Mr. Schwieterman, age 59, has been a certified public accountant since 1974. Since July 17, 1987, he has served as the president of McCrate DeLaet and Co., which provides accounting and tax consulting and preparation services. He is also involved with grain farming and cattle feeding partnerships in Mercer County, Ohio. He graduated from Bowling Green University with a degree in business in 1972. Mr. Schwieterman has served as a director of the Company since December 7, 2005. He also serves as Chairman of the Company’s Audit Committee and as a member of the Risk Management Committee. During the current fiscal year Mr. Schwieterman (either directly or through an entity with which he is affiliated) has sold corn to the Company; however, all such sales were made on terms available to others selling corn to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL ETHANOL, LLC

Date: November 24, 2009	/s/ Jeff Painter
Jeff Painter
Chief Executive Officer and President
(Principal Executive Officer)